UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MAC-GRAY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAC-GRAY CORPORATION
404 WYMAN STREET, SUITE 400
WALTHAM, MASSACHUSETTS 02451

April 19, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Mac-Gray Corporation (the “Company”) to be held on Thursday, May 24, 2007 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (the “Annual Meeting”).

The Annual Meeting has been called for the purpose of (i) electing three Directors to hold office until the annual meeting of stockholders to be held in 2010, and (ii) considering and acting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

After the formal portion of the Annual Meeting, there will be an informal session for the purpose of presenting a brief report on the Company and responding to your questions.

The Board of Directors has fixed the close of business on April 13, 2007 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the three nominees as Directors of the Company.

Very truly yours,

STEWART GRAY MACDONALD, JR.
Chairman of the Board and
Chief Executive Officer

MAC-GRAY CORPORATION
404 WYMAN STREET, SUITE 400
WALTHAM, MASSACHUSETTS, 02451
(781) 487-7600

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 24, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Mac-Gray Corporation, a Delaware corporation (the “Company”), will be held on Thursday, May 24, 2007 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (together with adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon:

1.                The election of three Directors, each to hold office until the Company’s annual meeting of stockholders to be held in 2010 and until such director’s successor is duly elected and qualified; and

2.                Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 13, 2007 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient votes with respect to the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors
LINDA A. SERAFINI
Secretary

Waltham, Massachusetts
April 19, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.   IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AS OF THE RECORD DATE, THEIR AUTHORIZED REPRESENTATIVES AND GUESTS OF THE COMPANY. ADMISSION WILL BE BY PRESENTATION OF YOUR TICKET OR BROKERAGE STATEMENT AND PROPER IDENTIFICATION. IF YOU ARE A REGISTERED STOCKHOLDER (YOUR SHARES ARE HELD IN YOUR NAME) AND PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR PROXY, DETACH YOUR TICKET FROM THE TOP PORTION OF THE PROXY CARD AND BRING THAT TICKET AND A FORM OF PERSONAL IDENTIFICATION WITH YOU TO THE MEETING. IF YOU ARE A BENEFICIAL OWNER (YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER HOLDER OF RECORD) AND PLAN TO ATTEND THE MEETING, YOU SHOULD BRING A RECENT BROKERAGE STATEMENT SHOWING YOUR OWNERSHIP OF SHARES AND A FORM OF PERSONAL IDENTIFICATION.

MAC-GRAY CORPORATION
404 WYMAN STREET, SUITE 400
WALTHAM, MASSACHUSETTS 02451
(781) 487-7600

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 24, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mac-Gray Corporation, a Delaware corporation (the “Company” or “Mac-Gray”), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 24, 2007 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, 53 State Street, Boston, Massachusetts 02109 (together with any adjournments or postponements thereof, the “Annual Meeting”).

The Notice of the Annual Meeting, Proxy Statement and Proxy Card are first being mailed on or about April 19, 2007 to stockholders of record as of April 13, 2007. The Board of Directors has fixed the close of business on April 13, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only holders of record of common stock, par value $0.01 per share, of the Company (“Common Stock”) at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,169,823 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 142  stockholders of record. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange, or NYSE, to vote customers’ unvoted shares on some routine matters, including the election of directors. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on the election of directors or leave your shares unvoted. Shares held by brokers as to which voting instructions have not been received from the beneficial owners with respect to non-routine matters are referred to as “broker non-votes.” We encourage you to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

A quorum being present, the affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each of the nominees as a Director of the Company. As discussed above, if your broker holds your shares in “street name,” and if you do not vote your shares, your brokerage firm has authority under the rules of the NYSE to vote your unvoted shares held by the firm on the election of directors. You may vote FOR all director nominees, WITHHOLD your vote from all director nominees or WITHHOLD your vote from any of the director nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the three nominees for Director listed in this Proxy Statement. It is not anticipated that any other matters will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Attendance at the annual meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by presentation of your ticket or brokerage statement and proper identification. If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, please vote your proxy, detach your ticket from the top portion of the proxy card and bring that ticket and a form of personal identification with you to the meeting. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of shares and a form of personal identification.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The Annual Report of the Company for the fiscal year ended December 31, 2006 (the “Annual Report”) is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors of the Company consists of seven Board members and is divided into three classes, with three Directors in Class I, two Directors in Class II and two Directors in Class III. Directors serve three-year terms, with one class of Directors being elected by the Company’s stockholders at each annual meeting of stockholders. The three Class I directors will stand for re-election by the shareholders.

At the Annual Meeting, three Class I Directors will be elected to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Edward F. McCauley, David W. Bryan and Mary Ann Tocio for re-election as Class I Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees as Directors. Messrs. McCauley and Bryan and Ms. Tocio have agreed to stand for election and to serve if elected as Directors. However, if any nominee fails to stand for re-election or is unable to serve, then proxies may be voted in favor of the election of such other nominee as the Board of Directors may recommend or, alternatively, the Board of Directors may reduce the number of Directors.

The Board of Directors of the Company recommends that the Company’s stockholders vote “FOR” the election of the three nominees of the Board of Directors as Directors of the Company.

INFORMATION REGARDING DIRECTORS/NOMINEES

Set forth below is certain information regarding the Directors of the Company, including the Class I Directors who have been nominated for election at the Annual Meeting, based on information furnished by them to the Company.

Name	Age	Director Since
Class I (Term expires 2007)
Edward F. McCauley*	67	2004
David W. Bryan*	61	2004
Mary Ann Tocio*..	58	2006
Class II (Term expires 2008)
Jerry A. Schiller	74	1997
Thomas E. Bullock	60	2000
Class III (Term expires 2009)
Stewart G. MacDonald, Jr.	57	1983
Christopher T. Jenny	51	2005

*                    Nominee for election

Stewart G. MacDonald, Jr. serves as Chairman of the Board and Chief Executive Officer and has served as a Director of the Company since 1983. Mr. MacDonald has served the Company as Chairman of the Board since 1992, and as Chief Executive Officer since 1996.

Jerry A. Schiller has been a Director of the Company since April 1997. Mr. Schiller has been a private investor and consultant since 1993. In October 1993, Mr. Schiller retired after 31 years of service with The Maytag Corporation. From 1985 until his retirement, Mr. Schiller served as the Executive Vice President and Chief Financial Officer, as well as a member of the board of directors of The Maytag Corporation.

Thomas E. Bullock has been a Director of the Company since November 2000. Mr. Bullock is currently Chairman of the Board of Transfair USA, a fair-trade certification company working with farmers in 38 countries. From 1997 to 2000, Mr. Bullock was President and Chief Executive Officer of Ocean Spray Cranberries, Inc.

Edward F. McCauley has been a Director of the Company since March 2004. Mr. McCauley is retired. Over a thirty-six year career at Deloitte & Touche, Mr. McCauley served as Lead Audit Partner or Advisory Partner for a wide variety of Fortune 500 companies, non-profit and regulated enterprises. He retired from Deloitte & Touche in 2001. Mr. McCauley is a director of Salary.com.

David W. Bryan has been a Director of the Company since March 2004. Mr. Bryan is currently a consultant and was the CEO of Capsized, Inc., an Internet specialty retailer, from 1999-2001. Prior to that, he was CEO of Avedis Zildjian Company from 1995-1999.

Christopher T. Jenny has been a Director of the Company since July 2005. Mr. Jenny is currently a Senior Partner with The Parthenon Group, a Boston based private management consulting and investment firm. Prior to joining The Parthenon Group in 1995, Mr. Jenny was a partner with Bain & Company.

Mary Ann Tocio has been a Director of the Company since November 2006. Ms. Tocio currently is President, Chief Operating Officer and a Director of Bright Horizons Family Solutions, the world’s largest provider of employer-supported childcare, early education and work/life solutions. Ms. Tocio has been employed by Bright Horizons since 1992.

CORPORATE GOVERNANCE

Board of Directors

The business of Mac-Gray is managed under the direction of the Board of Directors (the “Board”). The mission of the Board is to promote the long-term health and growth of Mac-Gray in the interest of its shareholders and to set an ethical tone. The Board’s responsibilities include:

•       recommending candidates to the shareholders for election to the Board;

•       overseeing compliance with laws and regulations and setting an ethical tone for the Company;

•       appraising Mac-Gray’s major risks and its risk management and seeing that control procedures are in place;

•       reviewing and approving management’s strategic and business plans;

•       reviewing and approving major transactions, financial plans, objectives and actions;

•       monitoring management’s performance of its plans and objectives and advising management on significant decisions; and

•       assessing its own effectiveness.

During the fiscal year ended December 31, 2006 (“Fiscal 2006”), the Board held ten (10) meetings. During the periods that he or she served, each director attended at least 75% of each of: (1) the number of Board meetings held and (2) the number of meetings of all committees on which he or she served.

Director Independence

The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director will not be independent unless such director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director or deferred compensation for prior service to the Company; (3) the director is, or has been within the last three years, an employee of the Company’s independent auditor or the director has an immediate family member who is a current employee of the Company’s independent auditor and who participates in the firm’s audit, assurance or tax compliance practice or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on the compensation committee; (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board has reviewed all relationships between the Company and each non-management director to determine compliance with the NYSE standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that Messrs. Jenny, Bryan, Bullock, McCauley and Schiller and Ms. Tocio are independent directors.

Directors are encouraged to attend the Company’s annual meetings of stockholders. All directors serving on the Board at the time attended the 2006 Annual Meeting of Stockholders.

Executive Session

In accordance with the Company’s Guidelines on Governance, the independent directors meet in executive session at least four times per year. A director chosen by the independent directors in attendance presides at such meetings.

Director Retirement

At 74 years of age, Jerry A. Schiller has attained an age beyond the mandatory retirement age (age 70) required under the Company’s Guidelines on Governance. However, pursuant to the Company’s Guidelines on Governance, the Board of Directors has the authority to approve exceptions to the mandatory retirement age and has approved an exception for Mr. Schiller.

Board Evaluation

The Governance and Nominating Committee coordinates an annual evaluation process by the directors of the Board’s performance and procedures. The three standing committees each conduct an annual evaluation of their performance and procedures, including the adequacy of their charters.

Code of Business Conduct

The Board has adopted a Code of Business Conduct applicable to all officers, employees and Board members. The Code of Business Conduct is posted on Mac-Gray’s website, www.macgray.com. The Code of Business Conduct is located under the “Corporate Governance” caption of the “Investor Relations” tab. The Code is also available in print to any stockholder upon request. Any amendment to, or waiver of, the Code of Business Conduct that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Vice President of Finance, or Corporate Controller or any person performing similar functions will be disclosed on the website promptly following the date of such amendment or waiver.

Communications with the Board

The Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be addressed to Linda A. Serafini, Secretary, Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451 and marked to the attention of the Board or any of its committees or individual directors or non-management directors as a group. All correspondence will be forwarded to the intended recipients.

Committees of the Board

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each committee is comprised solely of directors determined by the Board to be independent under the applicable NYSE and SEC rules. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee in the “Investor Relations” section of our website at www.macgray.com. The charters are also available in print to any stockholder upon request.

Audit Committee.   The Audit Committee, consisting of Jerry A. Schiller (Chairman), Edward F. McCauley and Thomas E. Bullock, held eleven (11) meetings during 2006. In August 2006, Mr. Bullock joined the Committee as a replacement for Larry L. Mihalchik who resigned as a Director in July 2006. The Board has made a determination that each of the members of the Audit Committee satisfies the independence and experience requirements of both the NYSE and SEC. The Board also determined that each of Messrs. Schiller and McCauley is an “audit committee financial expert,” as defined by SEC rules. In addition, the Board determined that each Audit Committee member is financially literate as defined by the NYSE. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the Company’s independent auditors; and the performance of the Company’s internal audit function. This includes the selection and evaluation of the independent auditors; the oversight of the Company’s systems of internal accounting, internal controls, and financial controls; the review of the annual independent audit of the Company’s financial statements; the establishment of “whistle-blowing” procedures; and the oversight of other compliance matters.

Compensation Committee.   The Compensation Committee, consisting of David W. Bryan (Chairman), Christopher T. Jenny and Mary Ann Tocio, held eight (8) meetings during 2006. In December 2006, Ms. Tocio joined the Committee as a replacement for Mr. Bullock who resigned as a member of the Compensation Committee in July 2006. The Compensation Committee assists the Board in establishing compensation policies for the Board and the Company’s executive officers, including  determining and setting the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee also determines the number of options to be granted or shares of Common Stock to be issued to eligible persons under the Company’s 1997 Stock Option and Incentive Plan (the “1997 Option Plan”) and the 2005 Stock Option and Incentive Plan (the “2005 Option Plan,” together with the 1997 Option Plan, the “Option Plans”), prescribes the terms and provisions of each grant made under the Option Plans and administers and interprets the Option Plans.

Governance and Nominating Committee.   The Governance and Nominating Committee, consisting of Thomas E. Bullock (Chairman) and Edward F. McCauley, held eight (8) meetings during 2006. The Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the annual meeting of stockholders, developing and recommending to the Board a set of corporate governance guidelines, and playing a general leadership role in Mac-Gray’s corporate governance.

The Governance and Nominating Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to the Secretary of the Company (Linda A. Serafini) at Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, who will then forward the recommendation to the Governance and Nominating Committee. In order to be considered for inclusion as a nominee for director at the Company’s 2008 Annual Meeting of Stockholders, a recommendation must be received no later than December 18, 2007. Recommendations must be in writing and must contain the information set forth in Article II, Section 3 of the Company’s Bylaws and Section V.2. of the Governance and Nominating Committee charter. The Governance and Nominating Committee charter is available in the “Investor Relations” section of the Company’s website at www.macgray.com. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee may consider potential candidates suggested by current directors, company officers, employees, search firms and others. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance and Nominating Committee determines whether the candidate meets the Company’s qualifications and specific qualities and skills for directors, and determines whether requesting additional information or an initial screening interview is appropriate.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is comprised entirely of independent directors (as defined by applicable rules of the NYSE and SEC) and acts under a charter that is available in the “Investor Relations” section of our website at www.macgray.com. The members of the Audit Committee are Jerry A. Schiller (Chairman), Edward F. McCauley and Thomas E. Bullock. The Board has determined that

Messrs. Schiller and McCauley qualify as financial experts (as defined by applicable rules of the NYSE and SEC). The Audit Committee met eleven (11) times during Fiscal 2006.

As more fully described in its charter, the Audit Committee is appointed by the Board to assist the Board in the general oversight and monitoring of management’s and the independent auditor’s execution and supervision of the Company’s financial reporting process, the Company’s procedures for compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function. The primary objective of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of both the Company’s internal audit function and external independent auditor. To this end, the Audit Committee has retained the firm of Ernst & Young each year since 2003 to supplement the internal audit function at the Company.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial  statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management has the primary responsibility for preparation of the financial statements. The Company’s independent auditors are responsible for auditing those financial statements and expressing their opinion on whether the financial statements are fairly stated in all material respects and conform to GAAP. In giving recommendations to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (ii) the report of the Company’s independent auditors with respect to such financial statements.

In this context, the Audit Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP (“PwC”), the independent auditors, the Company’s audited financial statements for the year ended December 31, 2006. The Audit Committee has discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from PwC the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC their independence from the Company and its management. Further, the Audit Committee has considered whether PwC’s provision of non-audit services to the Company is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Jerry A. Schiller, Chairman
Edward F. McCauley
Thomas E. Bullock

The aggregate fees billed by PwC in 2006 and 2005 for professional services rendered for audit, audit-related, tax and all other  services were:

Type of Fees	2006	2005
Audit Fees:	$1,140,049	$365,300
Audit-Related Fees:	0	232,720
Tax Fees:	0	24,000
All Other Fees:	0	25,900
Total:	$1,140,049	$647,920

In the above table, in accordance with the definitions and rules of the SEC, “audit fees” are fees the Company paid PwC for professional services for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in any of the foregoing categories. During 2006 and 2005, PwC provided various audit, audit-related, tax and other services to the Company. In 2005, “audit-related fees” consisted of fees for the review of  acquired assets, fees for the review of certain financial data used in connection with the Company’s 2005 senior unsecured debt offering and other accounting related matters. “All Other Fees” for  2005 consisted of services rendered with respect to advising the Company on  Section 404 of the Sarbanes-Oxley Act compliance. Included in 2006 “audit fees” is approximately $650,000 of cost associated with the Company’s first year of Sarbanes-Oxley Act compliance. The Audit Committee has adopted policies and procedures that require the Audit Committee to pre-approve all audit and non-audit services performed by PwC in order to assure that the provision of such services does not impair PwC’s independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service the Company obtains from PwC.

REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE

The Company’s Governance and Nominating Committee (the “Governance Committee”) is comprised entirely of independent directors (as defined by applicable rules of the NYSE and SEC,) and acts under a charter approved by the Board on March 9, 2006, a copy of which is available in the “Investor Relations” section of the Company’s website at www.macgray.com. The members of the Governance and Nominating Committee are Thomas E. Bullock (Chairman) and Edward F. McCauley. The Governance and Nominating Committee met eight (8) times during Fiscal 2006.

As more fully described in its charter, the Governance and Nominating Committee reviews and reports to the Board on matters of corporate governance, identifies individuals qualified to become board members, and recommends individuals to the Board for nomination, election, or appointment as members of the Board and its committees. Other duties and responsibilities of the Governance Committee are to: review and make recommendations regarding the structure, size, composition, and operational procedures of the Board and its committees; review periodically the membership of each committee and make recommendations regarding assignments; evaluate the standards applied by the Board in determining Director independence; identify emerging governance trends and issues; develop and recommend a set of Guidelines on Governance to meet the requirements of regulatory bodies; review and monitor Board compliance in areas of governance and make appropriate recommendations; assure that the Company is communicating relevant governance matters to management, employees, and others; and report annually to the Board regarding the performance and effectiveness of the Board and its committees, including a self-evaluation of the Governance and Nominating Committee. A copy of the Guidelines on Governance is available in the “Investor Relations” sections of the Company’s website at www.macgray.com. The Guidelines are also available in print to any stockholder upon request.

Submitted by the members of the Governance and Nominating Committee:

Thomas E. Bullock, Chairman
Edward F. McCauley

INFORMATION REGARDING EXECUTIVE OFFICERS

The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each are set forth below.

Name	Age	Position
Stewart G. MacDonald, Jr.	57	Chairman and Chief Executive Officer
Michael J. Shea	57	Executive Vice President, Chief Financial Officer and Treasurer
Neil F. MacLellan, III	47	Executive Vice President, Sales
Todd O. Burger	53	Executive Vice President, Operations
Robert J. Tuttle	54	Chief Information Officer and Chief Technology Officer
Linda A. Serafini	55	Vice President, General Counsel and Secretary

The biography of Mr. MacDonald is set forth above under Information Regarding Directors/Nominees.

Michael J. Shea has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1998. Mr. Shea served as Secretary of the Company from April 1999 until November 2006. Prior to joining Mac-Gray, Mr. Shea held senior positions in finance and accounting with various companies.

Neil F. MacLellan, III has been with the Company since 1985 and has served as Executive Vice President since December 1995. Mr. MacLellan served as Chief Operating Officer from November 1998 to November 2006.

Todd O. Burger has served as Executive Vice President of Operations since November 2006. From 2002 until 2006, Mr. Burger served as President and CEO of Chameleon Network Inc., a management and technology consulting firm which he founded in 2001. Prior to 2001, Mr. Burger served for 18 years in several capacities at Arthur D. Little, a Boston-based global management and technology consulting firm.

Robert J. Tuttle has served as Chief Information Officer and Chief Technology Officer since July 2004 and has been with the Company since 2001. Prior to that, he held various management positions with Phillips Electronics, Oki Advanced Products and Arthur Blank & Company, Inc.

Linda A. Serafini has served as Vice President and General Counsel since April 2006 and was elected Secretary of the Company in November 2006. Prior to joining Mac-Gray, Ms. Serafini was Assistant General Counsel at The Gillette Company for 20 years.

Each of the executive officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) has three members and met eight (8) times (five (5) in-person meetings and three (3) phone meetings) in Fiscal 2006. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the New York Stock Exchange rules set forth in Section 303A of the New York Stock Exchange Listed Company Manual. The members of the Committee are: David W. Bryan, Chairman, Christopher T. Jenny, and Mary Ann Tocio, who has been a member of the Board of Directors since November 2, 2006 and a member of the Compensation Committee since December 1, 2006. The Board has adopted a charter for the Committee, which is available in the “Investor Relations” section of the Company’s website at www.macgray.com. The charter is also available in print to any stockholder who requests it.

The Committee’s responsibilities, which are discussed in detail in its charter, include:

•       Executive Officer Compensation:   Reviewing the Company’s compensation plans; counseling with the Company’s Chief Executive Officer (“CEO”) and independent consultants regarding different compensation approaches; periodically reviewing market data to assess the Company’s competitive position for the components of its executive officer compensation by reviewing current  compensation surveys; and administering and making recommendations to the Board regarding the adoption, amendment, rescission of, or other matters regarding all incentive compensation plans and equity-based plans.

•       Chief Executive Officer Compensation:   The Committee is responsible for reviewing and approving the annual corporate goals and objectives that may be relevant to the compensation of the CEO; annually evaluating the performance of the CEO in meeting those goals and objectives; and based on such evaluation, setting the CEO’s compensation.

•       Named Executive Officer Compensation:   Reviewing and approving the compensation of the Company’s named executive officers other than the CEO.

•       Board Compensation:   The Committee is further responsible for making recommendations, in consultation with the Governance and Nominating Committee, to the Board regarding the compensation of members of the Board, including awards under the Company’s equity-based plans.

The Committee presently makes all compensation decisions for the Company’s executive officers (the “Executive Officers”), and together with the Governance and Nominating Committee, recommends compensation levels for the Company’s Directors.

In 2005, the Committee engaged CFS Consulting Inc. (“CFS”), an independent New England based compensation consulting firm to conduct a review of its total compensation program for Executive Officers, and from time to time, to advise the Committee on other related compensation matters.

The agenda for meetings of the Committee is determined by the Committee Chairman with input from other Committee members and members of management. The CEO regularly attends Committee meetings. When appropriate, the Committee also meets in executive session. The Committee’s Chairman reports the Committee’s actions and recommendations on Executive Officer compensation to the Board on an annual basis. The Committee’s compensation consultant, the Company’s Chief Financial Officer (“CFO”) and the Company’s Human Resources department support the Committee in its duties. The Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. The Committee reviews the total fees paid to outside compensation consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee. CFS also conducted a review of the Laundry Facilities Management Sales compensation program for the Company, at the request of management, during 2005, for 2006 implementation, but performed no other services.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named Executive Officers is fair, reasonable and competitive.

Throughout this proxy statement, the individuals who served as CEO and CFO during Fiscal 2006, as well as the other individuals included in the “Summary Compensation Table” on page 17 are referred to as the named Executive Officers (“NEOs”).

Compensation Philosophy and Objectives

The Committee believes that the most effective Executive Officer compensation program is one that aligns Executive Officers’ interests with those of the stockholders by rewarding Executive Officers for the Company’s achievement of specific annual, long-term and strategic performance goals, with the long-term objective of increasing stockholder value.

The five core principles of our Executive Officer compensation program include:

•       Differentiation:   The Committee uses compensation to clearly differentiate performance based on the Company’s businesses and individual Executive Officers’ results.

•       Pay competitively:   The Committee believes in positioning Executive Officer compensation at competitive levels necessary to attract and retain exceptional leadership talent. Performance and responsibility can result in an individual’s total compensation that is higher or lower than our target market position. The Committee regularly utilizes the assistance of a consultant to provide information on current market practices, programs and compensation levels.

•       Pay-for-performance:   The Committee structures Executive Officer compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance and operational objectives, with the goal of increasing shareholder value in the short- and long-term.

•       Ownership:   The Committee believes that using compensation to instill an ownership culture effectively aligns the interest of management and our shareholders. As such, the Committee designs equity based compensation, including performance-based restricted stock and stock option awards, to provide incentives for our Executive Officers to enhance shareholder value.

•       Total compensation perspective:   The Committee views all components of pay—base salary, annual incentive, long-term incentives, benefits and perquisites—in total.

To this end, the Committee reviews the Executive Officer compensation program annually to assess if the Company is able to attract and retain exceptionally talented Executive Officers and that our total compensation is linked to our ability to meet our annual financial and non-financial goals and to enhance shareholder value. The Committee conducted its Fiscal 2006 review of the Executive Officer compensation program with the assistance of CFS.

Setting Executive Officer Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash Executive Officer compensation to motivate Executive Officers to achieve the business goals set by the Company and reward the Executive Officers for achieving such goals.

In furtherance of this, the Committee engaged CFS during 2005 and 2006 to conduct a review of its total compensation program for the Executive Officers. CFS provided the Committee with relevant market data and alternatives to consider when making compensation decisions for its Executive Officers.

In making compensation decisions, the Committee compares each element of total compensation against relevant compensation data from companies of similar size and industry orientation. A significant percentage of compensation is allocated to incentives in order to link Executive Officers’ compensation to the performance of the Company. The Committee reviews  a variety of information, including information provided by CFS, to determine the appropriate level and mix of base salary with incentive compensation and benefits. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending upon the type of award, compared to established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes final compensation decisions for the NEOs considering  the recommendations of the CEO, and approves recommendations regarding equity awards to all executives and other employees of the Company. The CEO annually reviews the performance of each member of the Executive Officer team, other than himself, whose performance is reviewed by the Committee. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to Executive Officers.

Compensation Committee Activity

The Committee recognizes the importance of maintaining sound principles for the development and administration of Executive Officer compensation and, to that end, it took steps in 2006 to enhance the Committee’s ability to effectively carry out its responsibilities as well as to ensure that there are strong links between Executive Officer pay and performance. Examples of actions taken by the Committee in 2006 include:

•       Approved a new Executive Officer compensation structure that positions the Company’s levels of Executive Officer compensation more competitively with the marketplace in which the Company competes for talent;

•       Revised the annual incentive plan targets for the named Executive Officers;

•       Approved the design and development of a new Long-Term Incentive Plan for designated executives of the Company;

•       Approved a new Board of Director’s compensation structure in line with the competitive marketplace;

•       Held interim progress reviews against the Company’s incentive plans;

•       Held executive sessions without Company management present when appropriate; and

•       Approved 2007 base salary increases for the Executive Officers.

2006 Executive Officer Compensation Components

For Fiscal 2006, the principal components of compensation for the NEOs were:

•       Base salary;

•       Performance-based annual incentive compensation; and

•       Long-term equity incentive compensation.

Base Salary

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each Executive Officer based on their position and responsibility and by using market data related to base salaries paid by organizations in the Company’s peer group.

During its review of base salaries for Executive Officers, the Committee primarily considers:

•       Competitive pay practices;

•       The performance of the Executive Officer including any change in the responsibilities assumed by the Executive Officer; and

•       The performance of the Company.

Salary levels are considered annually as part of the Company’s performance review process as well as upon a change in job responsibility. Increases to salaries of Executive Officers are based on the CEO’s recommendation and, where possible,  the Committee’s assessment of the individual’s performance.

During its review of Executive Officer base salaries for 2005 and 2006, the Committee determined that the base salaries were significantly below market norms for comparable companies and, in response to such findings, the Committee approved increases during 2005 and 2006 that better aligned Executive Officer salaries with the market.

Performance-Based Incentive Compensation

Short-term Incentive Compensation

The Company maintains a Senior Executive Incentive Plan (the “Cash Plan”) that provides for the payment of cash bonuses when specified financial and individual objectives are achieved. Revenue, earnings, and other relevant performance objectives are set in alignment with the Company’s annual business plan and longer-term expectations regarding Company performance. For 2006, for Mr. MacDonald, Mr. Shea and Mr. MacLellan, financial goals, comprising 70% of the target bonus, were based on (i) consolidated revenue; (ii) consolidated earnings before interest, taxes, depreciation and amortization (EBITDA); (iii) internal growth in the Company’s laundry facilities management business; and (iv) certain key balance sheet ratios. Individual factors comprise 30% of the target bonus and are specific to each NEO. The total bonus paid to an individual under the Cash Plan is the sum of the financial results that make up the individual’s predetermined financial targets, plus an adjustment for the achievement of non-financial goals. For certain NEOs the objectives may vary, depending on their individual responsibilities and objectives.

In January of each year, the Committee sets minimum, target and maximum levels for each component of the Cash Plan. In making the annual determination of the minimum, target and maximum levels, the Committee may consider the specific circumstances facing the Company during the coming year. Payment of awards under the Cash Plan is based upon the achievement of the pre-established performance targets for the applicable year. NEOs do not receive any payment for the corporate financial objective portion of the Cash Plan award unless the Company achieves the minimum performance level.

NEOs participating in the Cash Plan are eligible to receive the following:

•       Target awards equal to 65% of base salary for the CEO and 50% of base salary for Messrs. Shea and MacLellan, determined by the success of reaching the targeted financial and personal objectives; and

•       Awards up to 97.5% of base salary for the CEO and 75% of base salary for Messrs. Shea and MacLellan, determined by the extent to which targeted financial and personal objectives are exceeded.

Upon completion of the applicable fiscal year, the Committee assesses the performance of the Company for each corporate financial objective of the Cash Plan comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective, and an overall percentage amount for the achievement of corporate financial objectives is calculated.

In each of the past three years, the Company has achieved performance in excess of the target level providing for a bonus payout. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Awards made to NEOs under the Cash Plan in March 2007 for performance in 2006 are reflected in column (g) of the “Summary Compensation Table” on page 17.

Discretionary Cash Bonuses

In addition to amounts that may be earned by NEOs under the Cash Plan, the Committee approves discretionary cash bonuses to NEOs periodically based on several factors, including each officer’s success in furthering the Company financial and strategic objectives. In March and April of 2006, the Committee approved discretionary cash bonus awards to certain Executive Officers in the following aggregate amounts: Mr. MacDonald: $160,000, Mr. Shea: $140,000, Mr. MacLellan: $100,000, Mr. Tuttle: $15,000. These amounts are displayed in the “bonus” column of the “Summary Compensation Table” on page 17. In March 2007, the Committee also approved discretionary cash bonuses to Mr. Tuttle and Ms. Serafini in the following amounts: Mr. Tuttle: $35,000; Ms. Serafini: $35,000.

Long-Term Incentive Compensation

The Company also maintains a Long-Term Incentive Plan (the “Equity Plan”) which was adopted by the Committee in February 2006 to address significant shortfalls in the Company’s total compensation package due to the absence of a long-term incentive program. The Equity Plan encourages participants to focus on long-term Company performance and provides an opportunity for participating executives to increase their financial ownership in the Company through grants of restricted stock awards and stock options upon the achievement of certain pre-established performance goals, subject to certain time-based vesting restrictions based on continued employment.

Under the Equity Plan, the Committee designates the Executive Officers and other key employees of the Company and its subsidiaries that are eligible to receive incentive awards under the Equity Plan, as well as sets the target award (expressed as a percentage of base salary) that each participant is entitled to receive upon achievement of the performance goals. The Equity Plan presently establishes a performance goal consisting of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for a fiscal year, less the Company’s interest expense and capital expenditures for such fiscal year.

NEOs participating in the Equity Plan are eligible for awards equal to 100% of base salary for the CEO, 60% of base salary for Messrs. Shea, MacLellan and Tuttle and 40% of base salary for Ms. Serafini.  The value of the awards under the Equity Plan, if earned, are paid 50% in restricted stock and 50% in stock options (except for the CEO, who has the right to receive all or any portion of the restricted stock component in cash.)

All stock options awarded under the Equity Plan have an exercise price equal to the  price of the Company’s common stock on the New York Stock Exchange as of the date of grant, and become exercisable over a three-year period, at the rate of 33 1/3 percent each year, subject to continued employment of the participant by the Company or a subsidiary. All restricted stock awards under the

Equity Plan vest over a three-year period, at the rate of 33 1/3 percent each year, subject to both continued employment of the participant by the Company or a subsidiary and the Company meeting or exceeding the performance goal established by the Committee for the applicable fiscal year. All awards of restricted stock and stock options under the Equity Plan are made under the Company’s 2005 Stock Option and Incentive Plan (the “Option Plan”.)

Stock Option Program

In addition to stock options awarded under the Equity Plan, the Committee also approves grants of stock options (based on the recommendation of the CEO) to Executive Officers and other employees of the Company from time to time under the Option Plan.

Stock option award levels are determined based on market data, vary among participants based on their positions within the Company, and are granted at the Committee’s regularly scheduled meetings. Newly hired executives who are eligible to receive options are generally awarded such options at the next regularly scheduled Committee meeting following their hire date. Stock options are currently held by 118 employees of the Company.

The Committee believes that stock options are an important component of the Company’s overall compensation program in that they:

•       Enhance the link between the creation of stockholder value and long-term Executive Officer incentive compensation;

•       Provide an opportunity for increased equity ownership by Executives and other employees; and

•       Help the Company maintain competitive levels of total compensation.

All stock options are awarded at the New York Stock Exchange’s  price of the Company’s common stock on the date of the grant.

Stock options become exercisable at a rate of 33 1/3% per year over the first three years after grant, subject to continued employment. Vesting and exercise rights cease ninety days after termination of employment except in the case of death or disability when a one year exercise limitation applies. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Stock Ownership and Retention Guidelines

The Company does not currently have stock ownership or retention guidelines in place for the CEO or other NEOs.

Retirement and Other Benefits

Retirement Plans

Other than the qualified 401(k) Plan with a Company match that the Company makes available to all employees, the Company does not provide its Executive Officers with any other retirement benefits.

Perquisites and Other Personal Benefits

The Company provides NEOs with certain perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Information regarding perquisites and other personal benefits paid to certain NEOs for Fiscal 2006 is provided under column (i) of the “Summary Compensation Table” on page 17.

Tax and Accounting Implications

Deductibility of Executive Officer Compensation

As part of its role, the Committee reviews and considers the deductibility of Executive Officer compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its Executive Officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, the Company believes it is operating in good faith compliance with the nonqualified deferred compensation statutory provisions as presently in effect.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program and Restricted Stock Grant Program in accordance with the requirements of FASB Statement 123(R).

Conclusion

The Committee has reviewed all components of the CEO’s and other NEOs compensation, including salary, incentive compensation, accumulated vested and unvested stock option and restricted stock, the dollar value to the Executive Officer and cost to the Company of all perquisites and other personal benefits, and the potential payout obligations under change-in-control scenarios. The elements of the CEO’s and NEOs compensation are described in the “Summary Compensation Table” on page 17.

Based on this review, the Committee finds the CEO’s and each NEO’s total compensation (including the potential payouts under change-in-control scenarios) in the aggregate to be reasonable.

The Committee believes that the CEO’s and each NEO’s compensation are appropriate given the Company’s performance in 2006.

The bonuses that were paid on account of the Company’s Fiscal 2006 financial performance were appropriately reflective of the Company’s and the Executive Officer team’s financial and non-financial performance in 2006.

The long-term incentives that were awarded in Fiscal 2006 are reasonable in light of the market and the fact that the Company and the shareholders benefit from the Executive Officer team having an incentive to deliver increased shareholder value.

Total compensation for the NEOs remains reasonably  positioned versus the market, and the strides made in 2006 in terms of increases to base salary and the adoption of the Equity Plan have improved the Company’s competitive position.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David W. Bryan, Chairman
Christopher T. Jenny
Mary Ann Tocio

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for Fiscal 2006. When setting total compensation for each of the NEOs, the Committee reviews the Executive Officer’s total current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary $	Bonus $(1)	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	Change in Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stewart G. MacDonald Jr.	2006	405,000	160,000	202,498	86,807	286,200	—	—	$1,140,505
Chairman and Chief Executive Officer
Michael J. Shea	2006	261,600	140,000	78,478	49,931	146,500	—	10,670 (5)	$687,178
Executive Vice President, Chief Financial Officer, Treasurer
Neil F. MacLellan III	2006	247,200	100,000	74,161	48,485	133,000	—	—	$602,845
Executive Vice President, Sales
Robert J. Tuttle	2006	177,600	50,000	53,275	38,120	—	—	—	$318,995
Chief Information Officer, Chief Technology Officer
Linda A. Serafini (6)	2006	137,327	35,000	37,003	15,387	—	—	—	$224,717
Vice President, General Counsel, Secretary

(1)             Reflects discretionary cash bonus awards approved by the Committee in Fiscal 2006.

(2)             Reflects the dollar amount recognized for financial statement reporting purposes for Fiscal 2006, in accordance with FAS 123(R) of awards pursuant to the Equity Plan. The amount includes awards granted in, and prior to, Fiscal 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for Fiscal 2006 included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission on March 16, 2007.

(3)             Reflects the dollar amount recognized for financial statement reporting purposes for Fiscal 2006, in accordance with FAS 123(R) of stock option awards made by the Company. The amount includes awards granted in, and prior to, Fiscal 2006. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for Fiscal 2006 included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission on March 16, 2007.

(4)             Reflects compensation earned under the Cash Plan.

(5)             Reflects amounts for the following perquisites and benefits paid to Mr. Shea in Fiscal 2006: supplemental life insurance premiums ($2,844); supplemental disability insurance premiums ($4,826); and matching contributions to the Company’s’ 401(k) plan ($3,000).

(6)             Ms. Serafini began employment with the Company in April 2006.

GRANTS OF PLAN-BASED AWARDS

									All Other		Grant
								All Other	Option	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Stock	Awards:	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Number of	Price of	Stock and
		Plan Awards(1)			Plan Awards(2)			Number	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	of Stock	Options(2)	($/Sh)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(i)
Stewart G. MacDonald Jr.	4/1/2006	—	—	—	2,846	5,691	5,691	—	—	—	—

	1/1/2006	$131,625	$263,250	$394,875	—	—	—	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	37,629	$11.86	$203,761
Michael J. Shea	4/1/2006	—	—	—	1,103	2,206	2,206	—	—	—	—
	1/1/2006	$65,400	$130,800	$196,200	—	—	—	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	14,583	$11.86	$78,967
Neil F. MacLellan III	4/1/2006	—	—	—	1,042	2,084	2,084	—	—	—	—
	1/1/2006	$61,800	$123,600	$185,400	—	—	—	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	13,782	$11.86	$74,630
Robert J. Tuttle	4/1/2006	—	—	—	749	1,497	1,497	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	9,900	$11.86	$53,609
Linda A. Serafini	4/1/2006	—	—	—	520	1,040	1,040	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	6,876	$11.86	$37,234
	11/7/2006	—	—	—	—	—	—	—	15,000	$10.70	$59,400

(1)             Represents threshold, target and maximum payout levels under the Cash Plan for 2006 performance. The actual award amount earned by each NEO in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. Additional information regarding the design of the Cash Plan, including a description of the performance based conditions applicable to 2006 awards, is included in the Compensation Discussion and Analysis.

(2)             Represents threshold, target and maximum number of restricted shares of common stock that may be earned under the Equity Plan subject to the attainment of pre-established financial targets. Additional information regarding the equity awards issued under the Equity Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement. Stock options awarded under the Equity Plan become exercisable over a three-year period, at a rate of 33 1/3 percent each year, subject to continued employment. Restricted shares awarded under the Equity Plan become exercisable over a three-year period, at a rate of 33 1/3 percent each year, subject to both continued employment and the Company meeting or exceeding the performance goals established by the Committee for the applicable fiscal year.

(3)             Represents the grant date fair value of the award determined in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in note 2 to the Company’s audited financial statements for Fiscal 2006 included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission on March 16, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards (1)					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stewart G. MacDonald Jr.	3/1/1999	50,000	—	—	$8.50	2/28/2009	—	—	—	—
	4/2/2001	50,000	—	—	$3.70	4/1/2011	—	—	—	—
	4/2/2001	60,000	—	—	$3.70	4/1/2011	—	—	—	—
	5/25/2005	6,667	13,333	—	$8.60	5/24/2015	—	—	—	—
	4/1/2006	—	37,629	—	$11.86	3/31/2016	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	5,691	$67,837
Michael J. Shea	4/2/2001	42,000	—	—	$3.70	4/1/2011	—	—	—	—
	12/31/2002	13,200	—	—	$3.29	12/30/2012	—	—	—	—
	12/31/2002	19,800	—	—	$3.29	12/30/2012	—	—	—	—
	5/25/2005	8,334	16,666	—	$8.60	5/24/2015	—	—	—	—
	4/1/2006	—	14,583	—	$11.86	3/31/2016	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	2,206	$26,296
Neil F. MacLellan III	4/2/2001	42,000	—	—	$3.70	4/1/2011	—	—	—	—
	4/2/2001	25,000	—	—	$3.70	4/1/2011	—	—	—	—
	12/31/2002	13,200	—	—	$3.29	12/30/2012	—	—	—	—
	12/31/2002	19,800	—	—	$3.29	12/30/2012	—	—	—	—
	5/25/2005	8,334	16,666	—	$8.60	5/24/2015	—	—	—	—
	4/1/2006	—	13,782	—	$11.86	3/31/2016	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	2,084	$24,841
Robert J. Tuttle	1/2/2002	18,000	—	—	$3.00	1/1/2012	—	—	—	—
	12/31/2002	4,800	—	—	$3.29	12/30/2012	—	—	—	—
	12/31/2002	7,200	—	—	$3.29	12/30/2012	—	—	—	—
	5/31/2005	5,000	10,000	—	$8.72	5/30/2015	—	—	—	—
	4/1/2006	—	9,900	—	$11.86	3/31/2016	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	1,497	$17,844
Linda A. Serafini	4/1/2006	—	6,876	—	$11.86	3/31/2016	—	—	—	—
	11/7/2006	—	15,000	—	$10.70	11/6/2016	—	—	—	—
	4/1/2006	—	—	—	—	—	—	—	1,040	$12,397

(1)              Stock options awarded under the Equity Plan become exercisable over a three-year period, at a rate of 33 1/3 percent each year, subject to continued employment. Restricted shares awarded under the Equity Plan become exercisable over a three-year period, at a rate of 33 1/3 percent each year, subject to both continued employment and the Company meeting or exceeding the performance goals established by the Committee for the applicable fiscal year.

(2)              Reflects the target number of shares under the Company’s Equity Plan.

Option Exercises and Stock Vested

None of the NEOs exercised any options in Fiscal 2006.

Pension Benefits

The Company does not provide any pension benefits to its Executive Officers.

Nonqualified Deferred Compensation

The Company does not have a Nonqualified Deferred Compensation Plan for its Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into Severance Agreements with each of Messrs. MacDonald, Shea and MacLellan which provide for severance payments in the event of termination of employment following a change in control of the Company. The terms of the Severance Agreements provide that if the Executive Officer’s employment is terminated within twenty-four (24) months following a “change of control” (as defined in the Severance Agreement) of the Company (i) by the Company for any reason (other than termination by the Company for cause or by reason of death or disability) or (ii) by the Executive Officer for “good reason” (as defined in the Severance Agreement), then the Executive Officer will receive:

•       a lump sum severance payment equal to two (2) times (2.99 for the CEO) the sum of (i) the Executive Officer’s average annual base salary over the three (3) fiscal years immediately prior to the terminating event (or the Executive Officer’s annual base salary in effect immediately prior to the change-in-control, if higher) and (ii) the Executive Officer’s average annual bonus over the three (3) fiscal years immediately prior to the change-in-control (or the Executive Officer’s annual bonus for the last fiscal year immediately prior to the change-in-control, if higher);

•       continuation of  certain benefits, including, without limitation, health, dental and life insurance on the same terms and conditions as though the Executive Officer had remained an active employee, for the 24-month (or 36-month for the CEO) severance period; and

•       payment by the Company of all reasonable legal and arbitration fees and expenses incurred by the Executive Officer in obtaining or enforcing any right or benefit provided by the Severance Agreement, except in cases involving frivolous or bad faith litigation.

In addition to amounts that may become payable under the Severance Agreements in the event of a change of control of the Company, the terms of the Option Plan also provide that certain equity awards granted thereunder will become fully vested upon a change of control of the Company and that the Committee (in its capacity as administrator under the Option Plan) has the authority to accelerate vesting of all awards granted under the Option Plan, in its discretion.

In March 2007, the Company adopted Employment Agreements with each of Messrs. MacDonald, Shea and MacLellan which set forth the terms and conditions of employment, including certain severance payments that may be payable by the Company if the Executive Officer’s employment is terminated under certain circumstances. The Employment Agreements provide that if  the Executive Officer’s employment is terminated by the Company without “cause” (as defined in the Employment Agreements) or by the Executive Officer for “good reason” (as defined in the Employment Agreements), the Executive Officer will receive:

•       continuation of his full base annual salary for 18 months following termination;

•       a one-time lump sum payment in an amount equal to his average annual bonus over the three (3) fiscal years immediately prior to termination (or the Executive Officer’s annual bonus for the last fiscal year immediately prior to termination, if higher); and

•       continuation of certain benefits, including health, dental and life insurance for 18 months following termination.

The Employment Agreements also provide that in the event of a termination of an Executive Officer’s employment with the Company without “cause” or by the Executive with “good reason” that triggers severance payments under both the Employment Agreement and any Severance Agreement between the Company and the Executive Officer, the Executive Officer will receive the severance payments under the Severance Agreement instead of the severance payments under the Employment Agreement.

In addition to the Employment Agreements with Messrs. MacDonald, Shea and MacLellan, the Company also has an employment agreement with Mr.Tuttle, dated April 30, 2001, pursuant to which Mr. Tuttle receives continuation of his full base annual salary for six (6) months following termination of employment due to disability, termination without “cause”(as defined in the employment agreement) or termination for “good reason” (as defined in the employment agreement). Mr. Tuttle’s employment agreement also provides that in the event his employment is terminated in connection with a change in control of the Company, he is entitled to a continuation of his full base salary for one year. In addition, Mr. Tuttle is entitled to a  continuation of certain COBRA benefits for the severance period.

The table below reflects the amount of compensation that would have been payable to the NEOs as of December 31, 2006 in the event of a termination under various scenarios had the Employment Agreements adopted in March 2007 been in place on December 31, 2006. These figures, however, are only estimates of the amounts that would have been payable to the Executive Officers upon their termination as of such time, and the actual amounts to be paid out can only be determined at the time of such Executive Officer’s separation from the Company.

Name	Cash Severance Payment (1)	Continuation of Medical/ Welfare Benefits	Acceleration of Equity Awards (unrecognized expense as of 12/31/06) (2)	Excise Tax Gross-Up (3)	Total Termination Benefits (4)
Stewart G. MacDonald Jr.
• Termination upon Death or Disability (5)	$0	$0	$162,597	$0	$162,597
• Termination by Executive for Good Reason	$1,066,133	$27,258	$0	$0	$1,093,390
• Termination by Executive without Good Reason	$0	$0	$0	$0	$0
• Termination by Company for Cause	$0	$0	$0	$0	$0
• Termination by the Company without Cause	$1,066,133	$27,258	$0	$0	$1,093,390
• Termination after Change in Control (“CIC”)	$2,125,157	$54,516	$162,597	$0	$2,342,270
Michael J. Shea
• Termination upon Death or Disability (5)	$0	$0	$86.090	$0	$86,090
• Termination by Executive for Good Reason	$629,217	$25,170	$0	$0	$654,387
• Termination by Executive without Good Reason	$0	$0	$0	$0	$0
• Termination by Company for Cause	$0	$0	$0	$0	$0
• Termination by the Company without Cause	$629,217	$25,170	$0	$0	$654,387
• Termination after CIC	$838,956	$33,560	$86,090	$0	$958,606
Neil F. MacLellan III
• Termination upon Death or Disability (5)	$0	$0	$83,198	$0	$83,198
• Termination by Executive for Good Reason	$607,617	$23,198	$0	$0	$630,815
• Termination by Executive without Good Reason	$0	$0	$0	$0	$0
• Termination by Company for Cause	$0	$0	$0	$0	$0
• Termination by Company without Cause	$607,617	$23,198	$0	$0	$630,815
• Termination after CIC	$810,156	$30,931	$83,198	$0	$924,285
Robert J. Tuttle
• Termination upon Death or Disability	$88,800	$6,569	$64,427	$0	$159,796
• Termination by Executive for Good Reason	$88,800	$6,569	$0	$0	$95,369
• Termination by Executive without Good Reason	$0	$0	$0	$0	$0
• Termination by Company for Cause	$0	$0	$0	$0	$0
• Termination by Company without Cause	$88,800	$6,569	$0	$0	$95,369
• Termination after CIC	$177,600	$13,138	$64,427	$0	$255,165
Linda A. Serafini (6)
• Termination upon Death or Disability	$0	$0	$75,414	$0	$75,414
• Termination by Executive for Good Reason	$0	$0	$0	$0	$0
• Termination by Executive without Good Reason	$0	$0	$0	$0	$0
• Termination by Company for Cause	$0	$0	$0	$0	$0
• Termination by Company without Cause	$0	$0	$0	$0	$0
• Termination after CIC	$0	$0	$75,414	$0	$75,414

(1)           FY 2005 bonus awards were used to estimate the bonus component of cash severance.

(2)           Amounts include stock options and all other equity awards subject only to time-based vesting restrictions that are issued under the Option Plan, all of which vest in full upon a CIC. Amounts also include accelerated vesting of stock options which vest in full upon termination of employment due to death or disability. Amounts do not include shares of restricted stock that have performance-based vesting restrictions; however, the Committee has the authority under the Option Plan to accelerate such awards in its discretion.

(3)           Excise tax gross-up payments are not provided by the Company.

(4)           The Severance Agreements provide that the total value of all CIC benefits may not exceed the maximum benefit that allows for a tax deduction for the Company under IRC Section 280G.

(5)           The terms of the Employment Agreements provide that if the executive becomes disabled the Company may remove the executive from his position or reassign him to another position but the Company is obligated to pay the disabled executive full salary and benefits for up to 18 months, after which time the Company may terminate the executive’s employment on account of the disability. If the Company terminated the executive’s employment on account of the disability prior to the time period required in the Employment Agreement, such termination could constitute a termination without “cause” in which case certain severance payments would be payable under the Employment Agreements.

(6)           Ms. Serafini is not a  party to a Severance Agreement or Employment Agreement; however, the terms of certain equity awards held by Ms. Serafini provide for accelerated vesting upon termination of employment following a change in control of the Company.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting Director compensation, the Company considers the amount of time that Directors spend fulfilling their duties to the Company as well as the skill-level required of members of the Board. Based on a review of the compensation paid to Directors in similar sized organizations, as well as other considerations, the compensation payable to Directors serving on the Board was increased effective July 1, 2006. The changes are discussed in detail in the sections below.

The new director compensation program is designed to deliver annual director compensation at approximately the median of companies of similar size to the Company.

The components of the Company’s director compensation program prior to the adoption of the new program in July 2006 were as follows:

•       Upon their initial appointment to the board of directors, non-employee directors received an option to purchase 5,000 shares of common stock, and annually, on the fifth business day after the Company’s annual shareholder meeting, each Director received an option to purchase 7,500 shares of Common Stock. All such options granted to non-employee Directors are fully exercisable upon grant at an exercise price equal to the closing price of the Company’s Common Stock on the date of the grant and terminate upon the tenth anniversary of the date of grant.

•       For service on the board of directors, each non-employee director received an annual retainer of $20,000, a $1,500 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting attended, and an annual stock-based grant for 7,500 shares of common stock (see above.) Fifty percent (50%) of the annual retainer is paid in shares of Common Stock and the balance, at the discretion of the director, is paid in cash, shares of the Company’s common stock or any combination thereof.

•       Each member of the Audit Committee was entitled to receive a per committee in-person meeting fee of $1,250 and a $250 fee for each telephonic meeting attended. Each member of the Compensation and the Governance and Nominating committees was entitled to receive a per committee in-person meeting fee of $1,000 and a $250 fee for each telephonic meeting attended.

•       In addition, the chairman of the Audit Committee was entitled to receive an annual fee of $2,500, and the chairmen of the Compensation and the Governance and Nominating Committees were entitled to receive an annual fee of $2,000.

The terms of the new director compensation program that became effective on July 1, 2006 are as follows:

•       Upon their initial appointment to the Board of Directors, non-employee directors will continue to receive 5,000 stock options. The annual grant of an option to purchase Common Stock has been increased to 10,000 shares. The other terms of these grants remain unchanged.

•       For service on the Board of Directors, each non-employee Director receives an annual retainer of $24,000, a $1,600 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting and the annual option grant of 10,000 shares of common stock mentioned above. Sixty percent (60%) of the annual retainer is paid in shares of Common Stock and the balance, at the discretion of the Director, is paid in cash, shares of the Company’s common stock or any combination thereof.

•       Each member of the Audit Committee is entitled to receive a fee of $1,350 per in-person meeting and a $250 fee for each telephonic meeting attended. Each member of the Compensation and Governance and Nominating Committees is entitled to receive a fee of $1,100 per in-person meeting and a $250 fee for each telephonic meeting attended.

•       In addition, the chairman of the Audit Committee is entitled to receive an annual fee of $7,000, and the chairmen of the Compensation and the Governance and Nominating Committees are entitled to receive an annual fee of $5,000.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for Fiscal 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A	B	C	D	E	F	G	H
David W. Bryan (4)	$29,550	$12,200	$34,472	—	—	—	$76,222
Thomas E. Bullock (5)	$35,450	$12,200	$34,472	—	—	—	$82,122
Christopher T. Jenny (6)	$25,550	$12,200	$34,472	—	—	—	$72,222
Edward F. McCauley (7)	$38,150	$12,200	$34,472	—	—	—	$84,822
Jerry A. Schiller (8)	$35,000	$12,200	$34,472	—	—	—	$81,672
Larry L. Mihalchik (9)	$15,150	$8,600	—	—	—	—	$23,750
Mary Ann Tocio (10)	$6,300	—	$19,815	—	—	—	$26,115

(1)          Stewart MacDonald, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a Director. The compensation for Mr. MacDonald in his capacity as CEO of the Company is shown in the “Summary Compensation Table” on page 17.

(2)          These amounts reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2006, in accordance with FAS 123(R) for stock awards and thus may include amounts from awards granted in, and prior to, 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for Fiscal 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(3)          These amounts reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2006, in accordance with FAS 123(R) for stock option awards and thus may include amounts from awards granted in, and prior to, 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for Fiscal 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(4)          Mr. Bryan served as a Board member and as Chair of the Compensation Committee in 2006.

(5)          Mr. Bullock served as a Board member, as a member of the Audit Committee and as the Chair of the Governance and Nominating Committee in 2006.

(6)          Mr. Jenny served as a Board member and as a member of the Compensation Committee in 2006.

(7)          Mr. McCauley served as a Board member and as a member of both the Audit Committee and the Governance and Nominating Committee in 2006.

(8)          Mr. Schiller served as a Board member and as Chair of the Audit Committee in 2006.

(9)          Mr. Mihalchik served as a Board member and as Chair of the Governance and Nominating Committee and a member of the Audit Committee until his resignation from the Board effective July 28, 2006.

(10)   Ms. Tocio was elected to the Board on November 2, 2006 and served as a Board member and a member of the Compensation Committee.

Certain Relationships and Related Transactions

Pursuant to a Stockholders’ Agreement by and among the Company and certain of its stockholders dated June 26, 1997 (the “Stockholders’ Agreement”), (i) each of Mr. Stewart G. MacDonald, Jr. (“Mr. S. MacDonald”), Ms. Sandra E. MacDonald (“Ms. S. MacDonald”), Mr. Daniel W. MacDonald (“Mr. D. MacDonald,” and collectively, the “MacDonalds”) (and any assignees or trusts created by them or under which they are beneficiaries) received “piggy-back” and demand registration rights, (ii) each of the MacDonalds granted to and received rights of first offer to purchase shares of the Company’s Common Stock offered for sale by another stockholder who is a party thereto and (iii) the MacDonalds granted to the Company rights of second offer to purchase such shares.

In 1977, Mac-Gray Co. entered into an arrangement with the Company’s co-founder and then Chief Executive Officer that provided his wife, Ms. Evelyn C. MacDonald (“Ms. E. MacDonald”), with an annual payment following his death. The Company, through its subsidiary, Mac-Gray Services, pays Ms. E. MacDonald, the mother of Mr. S. MacDonald, the Company’s Chairman and Chief Executive Officer, a fixed amount of $104,000 per year pursuant to this arrangement, which is not evidenced by a comprehensive written agreement, and will continue to make such payments for the remainder of Ms. E. MacDonald’s life.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 31, 2007 by (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, the Chief Executive Officer and each of the executive officers, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Company’s Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned
Stewart G. MacDonald, Jr. (3)(4)(5)	2,059,477	15.64%
Sandra E. MacDonald (3)(4)(6)	1,528,821	11.61%
Daniel W. MacDonald (3)(4)(7)	1,147,700	8.71%
Peter C. Bennett, R. Robert Woodburn, Jr. (3)(4)(8)	1,700,000	12.91%
Cynthia V. Doggett (3)(9)	2,059,477	15.64%
Richard G. MacDonald (3)(10)	1,528,821	11.61%
Gilbert M. Roddy, Jr. (3)(11)	381,011	2.89%
Dimensional Fund Advisors LP (12)	1,103,668	8.38%
River Road Asset Management LLC (13).	1,435,323	10.90%
Fairview Capital Investment Management (14)	792,300	6.01%
Polaris Capital Management, Inc. (15)	785,885	5.96%
David W. Bryan (16)	21,790	*
Edward F. McCauley (16)	21,790	*
Jerry A. Schiller (16)	40,596	*
Thomas E. Bullock (16)	44,783	*
Christopher T. Jenny (16)	14,223	*
Mary Ann Tocio (16)	5,308	*
Neil F. MacLellan, III (16)	144,788	1.09%
Michael J. Shea (16)	144,977	1.10%
Todd O. Burger (16)	5,517	*
Robert J. Tuttle (16)	56,979	*
Linda A. Serafini (16)	8,315	*
All executive officers and directors as a group (12 persons) (17)	2,568,543	19.51%

*                    less than 1%

(1)          Unless otherwise indicated by footnote, the mailing address for each stockholder and director is c/o Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451.

(2)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares of the Company’s Common Stock beneficially owned by a person, shares of the Company’s Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2007 are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage for any other person. As of March 31, 2007, a total of 13,164,831 shares of the Company’s Common Stock were issued and outstanding.

(3)          The Company and certain stockholders of the Company, including: Stewart G. MacDonald, Jr., Sandra E. MacDonald, Daniel W. MacDonald, The Evelyn C. MacDonald Family Trust f/b/o Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald, The Evelyn

C. MacDonald Family Trust f/b/o of Daniel W. MacDonald (each of these sub-trusts under the The Evelyn C. MacDonald Family Trust is referred to herein as a “Sub-Trust” and collectively, the “Sub-Trusts”), The Stewart G. MacDonald, Jr. 1984 Trust (the “SGM Trust”), The Daniel W. MacDonald Revocable Living Trust, the New Century Trust, the Richard G. MacDonald 2004 Irrevocable Trust dated April 23, 2004 (the “RGM Trust”), The Sandra E. MacDonald 2005 Grantor Retained Annuity Trust dated August 10, 2005, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust, Cynthia V. Doggett and certain other holders (who hold in the aggregate a de minimis fraction of the issued and outstanding common stock of the Company) are parties to a Stockholders’ Agreement dated June 26, 1997 (the “Stockholders’ Agreement”). The Stockholders’ Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing the Company with rights of second offer to purchase such shares. As a result of the Stockholders’ Agreement, each of the parties thereto may be deemed to beneficially own all of the shares of the Company’s Common Stock owned by the other parties thereto, although such beneficial ownership is not reflected in the table of shares beneficially owned.

(4)          A total of 1,700,000 shares are held in trust pursuant to The Evelyn C. MacDonald Family Trusts (the “ECM Trust”), the grantor of which is Ms. E. MacDonald. The independent trustees (the “Independent Trustees”) of the ECM Trust are Peter C. Bennett (“Mr. Bennett”) and R. Robert Woodburn, Jr. (“Mr. Woodburn”). In addition, each of Mr. S. MacDonald, Ms. S. MacDonald and Mr. D. MacDonald are trustees of the individual Sub-Trust under the ECM Trust of which such individual is a beneficiary. Of the 1,700,000 shares held by the ECM Trust, 566,667 shares are held in a Sub-Trust for the benefit of Mr. S. MacDonald, 566,667 shares are held in a Sub-Trust for the benefit of Ms. S. MacDonald, and 566,667 shares are held in a Sub-Trust for the benefit of Mr. D. MacDonald. The Independent Trustees have voting power over the shares held by the ECM Trust and the Sub-Trusts, and may be deemed to have beneficial ownership of such shares. The three trustees of each Sub-Trust (including each of Mr. S. MacDonald, Ms. S. MacDonald and Mr. D. MacDonald as to their own respective Sub-Trust) generally have the shared power to dispose of the shares attributed to such Sub-Trust and, therefore, may be deemed to have beneficial ownership of the shares held by such Sub-Trust.

(5)          Includes (i) 626,608 shares held by the SGM Trust, of which Mr. S. MacDonald serves as co-trustee and is sole beneficiary, (ii) 381,011 shares held by the New Century Trust, of which Mr. S. MacDonald is the grantor, (iii) 566,667 shares held by the ECM Trust for the benefit of Mr. S. MacDonald, of which Mr. S. MacDonald serves as co-trustee and is the beneficiary, (iv) 138,334 shares held by the wife of Mr. S. MacDonald, (v) 139,632 shares held by the minor children of Mr. S. MacDonald, (vi) 21,348 shares held by Mr. S. MacDonald directly and (vii) 185,877 shares issuable upon exercise of currently exercisable stock options held by Mr. S. MacDonald. Mr. S. MacDonald may replace the shares held by the New Century Trust at any time with property of equivalent value and therefore may be deemed to beneficially own all such shares. Mr. S. MacDonald disclaims beneficial ownership of the shares described in (ii), (iv) and (v) of this footnote

(6)          Includes (i) 103,965 shares held by The Whitney E. MacDonald GST Trust-1997, (ii) 103,965 shares held by The Jonathan S. MacDonald GST Trust-1997, (iii) 103,965 shares held by The Robert C. MacDonald GST Trust-1997, (iv) 17,950 shares held by The Whitney E. MacDonald Gift Trust, (v) 17,950 shares held by The Jonathan S. MacDonald Gift Trust, (vi) 17,950 shares held by The Robert C. MacDonald Gift Trust, (vii) 566,667 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, of which Ms. S. MacDonald serves as co-trustee and is the beneficiary, (viii) 253,947 shares held by the RGM Trust, of which Richard G. MacDonald is the settlor with the right to replace shares at any time with property of equal value, (ix)195,204 shares held by the The Sandra E. MacDonald 2005 Grantor Annuity Trust (the “2005 GRAT”), of which Ms. S. MacDonald serves as the sole trustee, and (x) 147,258 shares held by Ms. S. MacDonald directly. Richard G. MacDonald (“Mr. R. MacDonald”) is the sole trustee of each of the aforementioned trusts (other than the ECM Trust, the RGM Trust and the 2005 GRAT) and may be deemed to beneficially own all of such shares. The shares held by each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (collectively, the “GST Trusts”) and The Robert C. MacDonald Gift Trust, The Whitney E. MacDonald Gift Trust and The Jonathan S. MacDonald Gift Trust (collectively, the “Gift Trusts”) may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares. Ms. S. MacDonald disclaims beneficial ownership of the shares held by the GST Trusts and the Gift Trusts.

(7)          Includes (i) 566,667 shares held by the ECM Trust for the benefit of Daniel W. MacDonald, of which Mr. D. MacDonald serves as co-trustee and is the beneficiary, and (ii) 581,033 shares held by The Daniel W. MacDonald Revocable Living Trust, of which Mr. D. MacDonald serves as the sole trustee.

(8)          Includes 1,700,000 shares held by the ECM Trust for which Mr. Bennett and Mr. Woodburn serve as co-trustees and share voting and dispositive power. Mr. Bennett and Mr. Woodburn disclaim beneficial ownership of the shares held by the ECM Trust. Mr. Bennett’s mailing address is 111 Cushing Street, Hingham, Massachusetts 02043. Mr. Woodburn’s mailing address is c/o Edwards & Angell Palmer & Dodge LLP, 101 Federal Street, Boston, MA 02110.

(9)          Includes (i) 626,608 shares held by the SGM Trust, of which Ms. Doggett serves as co-trustee with her husband, Mr. S. MacDonald, who is also sole beneficiary, (ii) 381,011 shares held by the New Century Trust, of which Ms. Doggett serves as co-trustee, (iii) 566,667 shares held by the ECM Trust for the benefit of Mr. S. MacDonald, who serves as co-trustee and is the beneficiary, (iv) 138,334 shares held by Ms. Doggett directly, (v) 139,632 shares held by Ms. Doggett’s minor children, (vi) 21,348 shares held by Ms. Doggett’s husband (Mr. S. MacDonald), and (vii) 185,877 shares issuable upon exercise of currently exercisable stock options held by Ms. Doggett’s husband (Mr. S. MacDonald). The shares held in the New Century Trust may be replaced at any time by the grantor, Mr. S. MacDonald, with property of equivalent value. The SGM Trust is revocable by the grantor, Mr. S. MacDonald. Ms. Doggett disclaims beneficial ownership of all of the shares described in this footnote except for the shares she holds directly.

(10) Includes (i) 103,965 shares held by The Whitney E. MacDonald GST Trust-1997, (ii) 103,965 shares held by The Jonathan S. MacDonald GST Trust-1997, (iii) 103,965 shares held by The Robert C. MacDonald GST Trust-1997, (iv) 17,950 shares held by The Whitney E. MacDonald Gift Trust, (v) 17,950 shares held by The Jonathan S. MacDonald Gift Trust, (vi) 17,950 shares held by The Robert C. MacDonald Gift Trust, (vii) 566,667 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, the wife of Richard G. MacDonald (“Mr. R. MacDonald”), and of which Mr. R. MacDonald’s wife serves as co-trustee, (viii) 253,947 shares held by the RGM Trust, of which Mr. R MacDonald is the settlor with the right to replace shares at any time with property of equal value, (ix) 147,258 shares held directly by Mr. R. MacDonald’s wife (Ms. S. MacDonald), and (x) 195,204 shares held by The Sandra E. MacDonald 2005 Grantor Annuity Trust (the “2005 GRAT”). The shares held by each of the GST and Gift Trusts may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares. Mr. R. MacDonald is the sole trustee of each of the aforementioned trusts (other than the ECM Trust, the RGM Trust and the 2005 GRAT) and may be deemed to beneficially own all of the shares held by such trusts. Mr. R. MacDonald disclaims beneficial ownership of all of the shares described in this footnote.

(11) All shares are held by the New Century Trust, of which Mr. Roddy serves as co-trustee. The shares held by the New Century Trust may be replaced at any time by Mr. S. MacDonald, the grantor, with property of equivalent value. Mr. Roddy disclaims beneficial ownership of all shares held by the New Century Trust. Mr. Roddy’s mailing address is c/o Loring, Wolcott & Coolidge, 230 Congress Street, Boston, Massachusetts 02110.

(12) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional, located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities reported herein that are owned by the Funds. All securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(13) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by River Road Asset Management, LLC (“River Road”). River Road, located at 462 S. 4th St., Suite 1600, Louisville, KY 40202, is an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Investment Advisors Act of 1940.

(14) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007 by Fairview Capital Investment Management, LLC (“Fairview”). Fairview, located at 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904, is an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Investment Advisors Act of 1940 and disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

(15) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 23, 2007 by Polaris Capital Management, Inc. (“Polaris”). Polaris, located at 125 Summer Street, Suite 1470, Boston, Massachusetts 02110, is an investment company registered under Section 8 of the Investment Company Act of 1940.

(16) Includes shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 31, 2007 as follows: Mr. Bryan 18,500 shares; Mr. McCauley 18,500 shares; Mr. Schiller 23,500 shares; Mr. Bullock 21,500 shares; Mr. Jenny 12,500 shares; Ms. Tocio 5,000 shares; Mr. MacLellan 121,262 shares; Mr. Shea 96,529 shares; Mr. Tuttle 43,300 shares; and Ms. Serafini 2,292 shares.

(17) Includes 548,760 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days of March 31, 2007.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company’s executive officers, directors and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based on a review of the copies of reports furnished to the Company, and written representations that no other reports were required, the Company believes that during Fiscal 2006 all directors, officers or beneficial owners of greater than 10% of the Company’s Common Stock filed on a timely basis all reports required by Section 16(a), except for the Form 4 filings for Sandra E. MacDonald filed on April 20, 2006, June 9, 2006, July 11, 2006, September 12, 2006, September 19, 2006 and December 7, 2006, the Form 4 filings for Stewart G. MacDonald filed on March 16, 2006, April 25, 2006 and May 12, 2006, the Form 4 filing for Neil F. MacLellan III filed on April 25, 2006, the Form 4 filing for Michael J. Shea filed on April 25, 2006, the Form 4 filing for Edward F McCauley filed on April 12, 2006, the Form 4 filing for Christopher T. Jenny filed on April 12, 2006, the Form 4 filing for Jerry A. Schiller filed on April 12, 2006, the Form 4 filing for Larry L. Mihalchik filed on April 12, 2006, the Form 4 filing for David W. Bryan filed on April 12,

2006, the Form 4 filing for Thomas E. Bullock filed on April 12, 2006, the Form 5 filing for Edward F McCauley filed on February 27, 2006, the Form 5 filing for Christopher T. Jenny filed on March 7, 2006, the Form 5 filing for Jerry A. Schiller filed on February 27, 2006, the Form 5 filing for Larry L. Mihalchik filed on March 6, 2006, the Form 5 filing for David W. Bryan filed on March 1, 2006, and the Form 5 filing for Thomas E. Bullock filed on March 1, 2006, all of which were filed late.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. All costs incurred with respect to the Annual Meeting will be borne by the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for presentation at the 2008 annual meeting must be received by the Company on or before December 18, 2007 to be eligible for inclusion in the Company’s proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any such proposal should be mailed to: Secretary, Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2008 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company no later than March 10, 2008, nor prior to January 25, 2008, together with all supporting documentation required by the Company’s By-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP served as the Company’s independent public accountants for Fiscal 2006. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY CARD.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ANNUAL MEETING OF STOCKHOLDERS OF

MAC-GRAY CORPORATION

May 24, 2007

PROOF # 1

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:		2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment(s) thereof.

NOMINEES:
☐ Edward F. McCauley ☐ David W. Bryan ☐ Mary Ann Tocio
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)			TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF # 1

MAC-GRAY CORPORATION

Please take note of the important information pertaining to the Company and the election of its directors enclosed with this Proxy Ballot. Please take time to read the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on May 24, 2007.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Mac-Gray Corporation

MAC-GRAY CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING

The undersigned stockholder(s) of Mac-Gray Corporation, a Delaware corporation (the “Company”), hereby appoints Mr. Stewart G. MacDonald and Mr. Michael J. Shea as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 24, 2007 at 10:00 a.m., local time, at the Goodwin Procter LLP Conference Center, Second Floor, Exchange Place, Boston, Massachusetts 02109 and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the meeting, as a holder of common shares of the Company, par value $0.01 per share (the “Shares”), held of record by the undersigned on April 13, 2007, and otherwise to represent the undersigned at the meeting with all powers of the undersigned as if the undersigned were present and voting the Shares. The Board of Directors of the Company recommends a vote FOR the election of the nominees for director listed on the reverse side of this proxy card. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED, AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD; AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on other side)

COMMENTS:

14475